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                                    EXHIBIT 1


                            STOCK PURCHASE AGREEMENT

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                            STOCK PURCHASE AGREEMENT

                                 by and between

                          CHINA INDUSTRIAL GROUP, INC.,
                             a Colorado corporation

                                       and

                            VICTORIA MONTREUX, S.A.,
                      a British Virgin Islands corporation

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                            STOCK PURCHASE AGREEMENT


     STOCK PURCHASE AGREEMENT ("Agreement"), dated May 18, 1996, by and among China Industrial Group, Inc. a Nevada corporation (hereinafter called "Purchaser") and Victoria Montreux, S.A., a British Virgin Islands corporation (hereinafter called "Company").

                               W I T N E S S E T H

     WHEREAS, Company is the sole shareholder and beneficial owner of 100% of common stock of Cashmere International Holdings Limited, A British Virgin Islands corporation ("CARE"), consisting of 50,000 common stock shares, $1.00 par value per share; and

     WHEREAS, CARE is a company engaged in the business of manufacturing and selling of cashmere products with production facilities located in the People's Republic of China; and

     WHEREAS, Company desires to sell 100% of its common stock to Purchaser on the terms and conditions set forth in this Stock Purchase Agreement (hereinafter called "Agreement"); and

     WHEREAS, Purchaser desires to buy all of the 50,000 shares of common stock of Company (the "Shares") on the terms and conditions set forth herein;

     NOW THEREFORE, in consideration of the premises and respective mutual agreements, covenants, representations and warranties herein contained, it is agreed between the parties hereto as follows:


                                   ARTICLE 1.
                         SALE AND PURCHASE OF THE SHARES

     1.1 SALE OF THE SHARES. At the date of the signing of this Agreement as provided in Section 3.1 hereto (the "Closing"), subject to the terms and conditions herein set forth, and on the basis of the representations, warranties and agreements herein contained, Company shall sell to Purchaser, and Purchaser shall purchase from Company, the Shares.


     1.2 INSTRUMENTS OF CONVEYANCE AND TRANSFER. At the Closing, Company shall deliver certificates representing 50,000 shares (100% of the issued and outstanding shares) to and registered in Purchaser's name, in form and substance satisfactory to Purchaser, as shall be effective to vest in Purchaser all right, title and interest in and to all of the Shares.

     1.3 CONSIDERATION AND PAYMENT FOR THE SHARES. In consideration for the Shares Purchaser shall pay the aggregate consideration (the "Purchase Price") of 31,250 shares of


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Series D Preferred Stock of the Purchaser.  Such shares shall be convertible into shares of common stock of the Purchaser at a conversion rate of 1 share of Series D Preferred Stock to 1,000 shares of common stock of the Purchaser. The terms and provisions of Series D Preferred Stock are set forth in the Statement of Designation of Series D Preferred Stock, and attached hereto as Exhibit A.

                                   ARTICLE 2.
                         REPRESENTATIONS AND WARRANTIES

     2.1 REPRESENTATIONS AND WARRANTIES OF COMPANY. To induce Purchaser to enter into this Agreement and to consummate the transactions contemplated hereby, Company, as the sole shareholder of CARE, represents and warrants, as of the date hereof and as of the Closing, as follows:

          2.1.1     THE SHARES.   The Shares have been duly authorized and upon
     payment of the Purchase Price, will be fully paid and non-assessable. The Company shall transfer title, in and to the Shares, to the Purchaser free and clear of all liens, security interests, pledges, encumbrances, charges, demands and claims, of any kind and nature whatsoever, whether direct or indirect or contingent.

          2.1.2 CORPORATE EXISTENCE AND AUTHORITY. CARE is a corporation duly organized, validly existing and in good standing under the laws of the British Virgin Islands. It has all requisite corporate power, franchises, licenses, permits and authority to own its properties and assets and to carry on its business as it has been and is being conducted. It is in good standing in each state, nation or other jurisdiction in each state, nation or other jurisdiction wherein the character of the business transacted by it makes such qualification necessary.

          2.1.3 CAPITALIZATION OF COMPANY. The authorized equity securities of CARE consists of 50,000 shares of equity securities, of which 50,000 shares are issued and outstanding. No other shares of capital stock of CARE are issued and outstanding. All of the issued and outstanding shares have been duly and validly issued in accordance and compliance with all applicable laws, rules and regulations and are fully paid and nonassessable. There are no options, warrants, rights, calls, commitments, plans, contracts or other agreements of any character granted or issued by CARE which provide for the purchase, issuance or transfer of any shares of the capital stock of CARE, nor are there any outstanding securities granted or issued by CARE that are convertible into any shares of the equity securities of CARE, and none is authorized. It is not obligated or committed to purchase, redeem or otherwise acquire any of its equity. All presently exercisable voting rights in CARE are vested exclusively in its outstanding shares of equity securities, each share of which is entitled to one vote on every matter to come before 's shareholders, and other than as may be contemplated by this Agreement, there are no voting trusts or other voting arrangements with respect to any of CARE's equity securities.


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          2.1.4     SUBSIDIARIES.  "Subsidiary" or "Subsidiaries" means all
     corporations, trusts, partnerships, associations, joint ventures or other Persons, as defined below, of which CARE or any other Subsidiary of CARE owns not less than twenty percent (20%) of the voting securities or other equity or of which CARE or any other Subsidiary of CARE possesses, directly or indirectly, the power to direct or cause the direction of the management and policies, whether through ownership of voting shares, management contracts or otherwise. "Person" means any individual, corporation,trust, association, partnership, proprietorship, joint venture or other entity.

          2.1.5 EXECUTION OF AGREEMENT. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not: (a) violate, conflict with, modify or cause any default under or acceleration of (or give any party any right to declare any default or acceleration upon notice or passage of time or both), in whole or in part, any charter, article of incorporation, bylaw, mortgage, lien, deed of trust, indenture, lease, agreement, instrument, order, injunction, decree, judgment, law or any other restriction of any kind to which CARE or Company is a party or by which it or any of its properties is bound; (b) result in the creation of any security interest, lien, encumbrance, adverse claim, proscription or restriction on any property or asset (whether real, personal, mixed, tangible or intangible), right, contract, agreement or business of CARE or Company; (c) violate any law, rule or regulation of any federal or state regulatory agency; or (d) permit any federal or state regulatory agency to impose any restrictions or limitations of any nature on CARE or Company or any of its respective actions.

          2.1.6 ABSENCE OF CERTAIN LIABILITIES. Since the date of the financial statements of the CARE dated as of December 31, 1995, and provided to Purchaser (the "Financial Statements"), the CARE has incurred no liabilities or obligations of any nature other than in the ordinary course of business and consistent with past practice. CARE is not directly or indirectly liable to (by discount, repurchase agreement or otherwise), or obligated in any other way to provide funds in respect of, or to guarantee or assume any debt or obligation of, any person in any amount, except as arising in the normal course of business subsequent to the Financial Statements date. All liabilities of CARE can be prepaid in full without penalty at any time.

          2.1.7 ABSENCE OF CHANGES. Except as expressly provided in this Agreement since the Financial Statements date and through the Closing, there has not been and there will not be:

                    2.1.0.2. Any change or aggregate of changes in the condition (financial or otherwise), business, operations, liquidity, property, assets, liabilities, obligations or prospects of and Subsidiaries resulting in a reduction of five percent (5%) of the net worth of CARE or three percent (3%) of the net income of CARE, whichever is lesser at the time of change;

                    2.1.0.1 Any change in the capitalization of CARE, including, without limitation, the issuance by CARE of any shares of stock of any class, any


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          subscriptions, options, warrants, convertible securities, rights, calls, agreements, commitments or rights affecting or relating in any manner whatsoever to any equitable interest in CARE;

                    2.1.0.2. Any direct or indirect purchase, redemption or other acquisition by CARE, or any commitment, plan or agreement by CARE to purchase, redeem or otherwise acquire any shares of its capital stock or other equitable interest;

                    2.1.0.3. Any merger or consolidation or agreement to merge or consolidate by CARE with another Person, or any purchase of or investment in or agreement in the business of another Person;

                    2.1.0.4. Any declaration, payment or setting aside by CARE of any dividends or other distributions of any assets of any kind whatsoever to its shareholders or other equitable owners, except for ordinary salary payments for services actually rendered;

                    2.1.0.5. Any release, cancellation, modification or waiver of any obligation, indebtedness, liability, lien or encumbrance held by CARE, unless such obligation, indebtedness, liability, lien or encumbrance has been paid in full at the time of release;

                    2.1.0.6. Any waiver, compromise or settlement by CARE of any right or claim in excess of ten thousand dollars ($10,000.00); or any institution or settlement of or agreement to settle, any litigation, action or proceeding before any court or governmental body relating to the CARE or any of its properties;

                    2.1.0.7. Any mortgage, pledge or other subjection to any lien, claim, charge, option or encumbrance of any property, asset, right or business of CARE, other than liens for taxes not yet due and payable and any continuing statutory landlord's lien;

                    2.1.0.8. Any incurrence of any indebtedness, obligations or liabilities (whether absolute, accrued, contingent, known or unknown, due or to become due) by CARE except those arising in the ordinary course of business and consistent with past practice, but in no event in excess of ten thousand dollars ($10,000.00) when all such indebtedness, obligations and liabilities are aggregated;

                    2.1.0.9. Any assumptions, guarantees or endorsements by CARE of the obligations of any Person, except in the ordinary course of business and consistent with past practice, but in no event in excess of ten thousand dollars ($10,000.00) when all such assumptions, guarantees and endorsements are aggregated;


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                    2.1.0.10.  Any payment or satisfaction by CARE of any
          liability, obligation or indebtedness, other than those incurred since the Financial Statements date in the ordinary course of business and consistent with past practice;

                    2.1.0.11. Any loan or advance, any commitment to loan or advance, or any renewal, refunding or extension of any existing loan, made by CARE to any Person, except in the ordinary course of business and consistent with past practice, but in no event any loan or advance, any commitment to loan or advance, or any renewal, refunding or extension of any existing loan, by CARE to any of its officers, directors or holders or five percent (5%) or more of the capital stock or equitable interest, or to any affiliate of any such officer, director or holder, as the term "affiliate" is defined for purposes of the Securities Act of 1933 and the rules and regulations thereunder;


                    2.1.0.12. Any creation, renewal, change or termination, or any notice of any proposed renewal, change or termination of any contract, agreement, commitment, obligation, lease or license involving more than five thousand dollars ($5,000.00) or extending beyond six (6) months from the date of this Agreement, to which CARE is a party or by which CARE or its property is bound;

                    2.1.0.13. Any action or inaction which has caused or will cause a breach or default in any contract, agreement, obligation, lease or license to which the CARE is a party or by which the CARE or its property is bound;

                    2.1.0.14. Any sale, assignment, lease, abandonment or other disposition by the CARE of any real property, or any sale, assignment, transfer, license, lease or other disposition by CARE of any patent, trademark, trade name, brand name, copyright (or pending application for any patent, trademark or copyright), invention, process, know-how, formula, trade secret or other intangible asset;

                    2.1.0.15. Any sale, assignment or transfer of contract, agreement, lease, of an asset by CARE, except in the ordinary course of business and consistent with past practice;

                    2.1.0.16. Any lapse in any insurance policy or coverage of CARE;

                    2.1.0.17. Any damage, destruction or loss to the business or properties of CARE; whether or not covered by insurance, including, without limitation, any damage, destruction or loss as a result of fire, explosion, accident, earthquake, lightening, frost, aircraft, vehicle, smoke, hail, flood, drought, storm, strike, work stoppage, lockout, sabotage, embargo, condemnation, riot, civil disturbance, vandalism or act of God or public enemy;



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                    2.1.0.18.  Any granting of powers of attorney by CARE; any change in their banking or safe deposit arrangements; any writing up or writing down of the carrying value of any of their assets; any change in their depreciation or amortization policies or rates heretofore adopted; or any change in any basic policy or practice by CARE with respect to liquidity management and cash flow planning, lending, budgeting, pricing, profit and tax planning, personnel practices and accounting practices; and,

                    2.1.0.19. Any action taken transaction entered into by CARE other than in the ordinary course of business.

          2.1.8 TAXES. Except as set forth elsewhere in this Agreement or its Schedule:

                    2.1.0.20. All taxes, assessments, fees, penalties, interest and other governmental charges with respect to CARE which have become due and payable by its respective Financial Statements date have been paid in full or adequately reserved against by CARE, and all taxes, assessments, fees, penalties, interest and other governmental charges which have become due and payable subsequent to the Financial Statements date have been paid in full or adequately reserved against on its books of account and such books are sufficient for the payment of all unpaid federal, state, local, foreign and other taxes, fees and assessments (including without limitation, income, property, sales, use, franchise, capital stock, excise, added value, employees' income withholding, social security and unemployment taxes), and all interest and penalties thereon with respect to the periods then ended and for all periods thereto;

                    2.1.0.21. There are no agreements, waivers or other arrangements providing for an extension of time with respect to the assessment of any tax or deficiency against CARE, nor are there any actions, suites, proceedings, investigations or claims now pending against CARE, nor are there any actions, suits, proceedings, investigations or claims now pending against CARE in respect of any tax or assessment, or any matters under discussion with any federal, state, local or foreign authority relating to any taxes or assessments, or any claims for additional taxes or assessments asserted by any such authority, and there is no basis for the assertion of any additional taxes or assessments against CARE; and

               2.1.0.22. The consummation of the transactions contemplated by this Agreement will not result in the imposition of any additional taxes on or assessments against CARE.

          2.1.9 DISPUTES AND LITIGATION. There is no suit, action, litigation, proceeding, investigation, claim, complaint, or accusation pending, threatened against or affecting CARE or any of its properties, assets or business or to which CARE is a party, in any court or before any arbitrator of any kind or before or by any governmental agency (including, without limitation, any federal, state, local,


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     foreign or other governmental department, commission, board, bureau, agency or instrumentality), and there is no basis for such suit, action, litigation, proceeding, investigation, claim, complaint, or accusation; (b) there is no pending or threatened change in any environmental, zoning or building laws, regulations or ordinances which affect or could affect CARE or any of its properties, assets or businesses; and (c) there is no outstanding order, writ, injunction, decree, judgment or award by any court, arbitrator or governmental body against or affecting CARE or any of its properties, assets or business. There is no litigation, proceeding, investigation, claim, complaint or accusation, formal or informal, or arbitration pending, or any of the aforesaid threatened, or any contingent liability which would give rise to any right of indemnification or similar right on the part of any director or officer of CARE or the Company or any such person's heirs, executors or administrators as against CARE.

          2.1.10 COMPLIANCE WITH LAWS. CARE has at all times been, and presently is, in full compliance with, and has not received notice of any claimed violation of, any applicable federal, state, local, foreign and other laws, rules and regulations. CARE has filed all returns, reports and other documents and furnished all information required or requested by any federal, state, local or foreign governmental agency and all such returns, reports, documents and information are true and complete in all respects. All permits, licenses, orders, franchises and approvals of all federal, state, local or foreign governmental or regulatory bodies required of CARE for the conduct of its business have been obtained, no violations are or have been recorded in respect of any such permits, licenses, orders, franchises and approvals, and there is no litigation, proceeding, investigation, arbitration, claim, complaint or accusation, formal or informal, pending or threatened, which may revoke, limit, or question the validity, sufficiency or continuance of any such permit, license, order, franchise or approval. Such permits, licenses, orders, franchises and approvals are valid and sufficient for all activities presently carried on by CARE.

          2.1.11 GUARANTIES. CARE has not guaranteed any dividend, obligation or indebtedness of any Person; nor has any Person guaranteed any dividend, obligation or indebtedness of CARE.

          2.1.12 BOOKS AND RECORDS. CARE keeps its books, records and accounts (including, without limitation, those kept for financial reporting purposes and for tax purposes) in accordance with good business practice and in sufficient detail to reflect the transactions and dispositions of its assets, liabilities and equities. The minute books of CARE contain records of its shareholders' and directors' meetings and of action taken by such shareholders and directors. The meeting of directors and shareholders referred to in such minute books were duly called and held, and the resolutions appearing in such minute books were duly adopted. The signatures appearing on all documents contained in such minute books are the true signatures of the persons purporting to have signed the same.


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     2.2  TRANSFER OF ASSETS OF CARE.  Simultaneously with the sale, the Company shall transfer and assign to the Purchaser the tangible and intangible assets which presently constitute CARE's business.



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                                   ARTICLE 3.
                        CLOSING AND DELIVERY OF DOCUMENTS

     3.1 CLOSING. The Closing shall be deemed to have occurred as of the date of signing of this Agreement. Subsequent to the signing, the following shall occur as a single integrated transaction:

     3.2  DELIVERY BY COMPANY.

          (a) Company shall deliver to the Purchaser the stock certificates and all instruments of conveyance and transfer required by Section 1.2.

          (b) Company shall deliver, or cause to be delivered, to the Purchaser such instruments, documents and certificates as are required to be delivered by Company or its representatives pursuant to the provisions of this Agreement.

     3.3  DELIVERY BY PURCHASER.

          (a) The Purchaser shall deliver the Purchase Price and all instruments of conveyance and transfer required by Section 1.3.

          (b) The Purchaser shall deliver, or cause to be delivered, to Company such instruments, documents and certificates as are required to be delivered by the Purchaser or its representatives pursuant to the provisions of this Agreement.

     3.4  ELECTIONS.  The Purchaser, as controlling stockholder, shall execute
such written   consents as may be necessary to elect directors of CARE in
replacement of those directors     who shall have been removed, or resigned,
from office pursuant to the terms of this    Agreement.


                                    ARTICLE 4
                        TERMINATION, AMENDMENT AND WAIVER

     4.1 TERMINATION. Notwithstanding anything to the contrary contained in this Agreement, this Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing:

          4.1.1  By the mutual consent of all of the parties;

          4.1.2 By the Purchaser at any time in the event of a breach or default by Company in the observance or in the timely performance of any of its obligations hereunder which is not waived by Purchaser and which remains uncured for fifteen (15) days after receipt of notice in writing of such breach or default;


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          4.1.3  By  at any time in the event of a breach or default by the
     Purchaser in the observance or in the timely performance of any of its obligations hereunder which is not waived by Company and which remains uncured for fifteen (15) days after receipt of notice in writing of such breach or default;

          4.1.4 If the Closing shall not have occurred by May 30, 1996, at anytime thereafter by the Purchaser if the Purchaser is not on said date in default in the observance or in the due and timely performance of any of its obligations hereunder; or

          4.1.5 If the Closing shall not have occurred by May 30, 1996, at anytime thereafter by Company if is not on said date in default in the observance or in the due and timely performance of any of its obligations hereunder.

     No termination under this section shall be effective unless and until the terminating party gives written notice of such termination to the other party.

     4.2 WAIVER AND AMENDMENT. Any term, provision, covenant, representation, warranty or condition of this Agreement may be waived, but only by a written instrument signed by the party entitled to the benefits thereof. The failure or delay of any party at any time or times to require performance of any provision hereof or to exercise its rights with respect to any provision hereof shall in no manner operate as a waiver of or affect such party's right at a later time to enforce the same. No waiver by any party of any condition, or of the breach of any term, provision, covenant, representation or warranty contained in this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or waiver of any other condition or of the breach of any other term, provision, covenant, representation or warranty. No modification or amendment of this Agreement shall be valid and binding unless it be in writing and signed by all parties hereto.


                                    ARTICLE 5
                                    COVENANTS

     5.1 To induce the Purchaser to enter into this Agreement and to consummate the transactions contemplated hereby, and without limiting any covenant, agreement, representation or warranty made Company covenants and agrees as follows:

          5.1.1 NOTICES AND APPROVALS. Company agrees: (a) to give and to cause its Subsidiaries to give all notices to third parties which may be necessary or deemed desirable by Purchaser in connection with this Agreement and the consummation of the transactions contemplated hereby; (b) to use its best efforts to obtain and to cause its Subsidiaries to obtain, all federal and state governmental regulatory agency approvals, consents, permit, authorizations, and orders necessary or deemed desirable by Purchaser in connection with this Agreement and the consummation of the transaction contemplated hereby. At least ten (10) business days prior to


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     the submission of any application with respect to any of the foregoing approvals, consents, permits, authorizations and orders, Company or its Subsidiary shall deliver a copy thereof to the Purchaser. In the event the Purchaser shall request any modification in the form or content of any such application, shall, and use its best efforts to cause its Subsidiaries to make such change or modification and, submit the application as modified or changed; and (c) to use its best efforts to obtain, and to cause its Subsidiaries to obtain, all consents and authorizations of any other third parties necessary or deemed desirable by the Purchaser in connection with this Agreement and the consummation of the transactions contemplated hereby.

          5.1.2 INFORMATION FOR PURCHASER'S STATEMENTS AND APPLICATIONS. Company and its Subsidiaries and their employees, accountants and attorneys shall cooperate fully with Purchaser in the preparation of any statements or applications made by the Purchaser to any federal or state governmental regulatory agency in connection with this Agreement and the transactions contemplated hereby and to furnish Purchaser with all information concerning Company and Subsidiaries necessary or deemed desirable by Purchaser for inclusion in such statements and applications, including, without limitation, all requisite financial statements and schedules. At the time any such statement or application is filed and at such other times as Purchaser may request, the Company shall provide Purchaser with a certificate executed by the respective Company's or Subsidiary's executive officers confirming in such detail as Purchaser may request the information concerning Company or Subsidiary which is contained in such statement or application.

          5.1.3 INDEMNIFICATION. Each and every provision in this Agreement has been independently bargained for and relied upon by the Purchaser, and Company agrees to indemnify and hold harmless the Purchaser against and in respect of any and all liability, damage, deficiency, loss, cost or expense (including attorney's fees and costs of investigation) arising from and untrue representation, breach of warranty or non-fulfillment of any covenant contained herein or in any document, certificate or instrument delivered to Purchaser hereunder made by Company, even though any such representation, warranty or covenant may have been made by Company in good faith and to the best of its knowledge. In the event Purchaser has to take legal action to enforce this indemnity Company, grants jurisdiction to the courts of the State of California over them.


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                                    ARTICLE 6
                                  MISCELLANEOUS

     6.1 EXPENSES. Except as otherwise specifically provided for herein, whether or not the transactions contemplated hereby are consummated, each of the parties hereto shall bear all taxes of any nature (including, without limitation, income, franchise, transfer and sales taxes) and all fees and expenses relating to or arising from its compliance with the various provisions of this Agreement and such party's covenants to be performed hereunder, and except as otherwise specifically provided for herein, each of the parties hereto agrees to pay all of its own expenses (including, without limitation, attorneys and accountants' fees and printing expenses) incurred in connection with this Agreement, the transactions contemplated hereby, the negotiations leading to the same and the preparations made for carrying the same into effect, and all such taxes, fees and expenses of the parties hereto shall be paid prior to Closing.

     6.2 NOTICES. Any notice, request, instruction or other document required by the terms of this Agreement, or deemed by any of the parties hereto to be desirable, to be given to any other party hereto shall be in writing and shall be given by prepaid telegram or delivered or mailed by registered or certified mail, postage prepaid, with return receipt requested, to the following addresses:

               TO PURCHASER:

               China Industrial Group, Inc.
               2101 Central Plaza, 18 Harbour Road, Hong Kong
               Attn. Benthony Ip

               TO COMPANY:

               Victoria Montreux, S.A.
               P.O.Box 116, Road Town, Tortola, British Virgin Islands Attn. Benthony Ip



     The persons and addresses set forth above may be changed from time to time by a notice sent as aforesaid. If notice is given by delivery in accordance with the provisions of this Section, said notice shall be conclusively deemed given at the time of such delivery. If notice is given by mail in accordance with the provisions of this Section, such notice shall be conclusively deemed given forty-eight (48) hours after deposit thereof in the United States mail. If notice is given by telegraph in accordance with the provisions of this Section, such notice shall be conclusively deemed given at the time that the telegraphic agency shall confirm delivery thereof to the addressee.


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     6.3  ENTIRE AGREEMENT.  This Agreement, together with the Schedule and exhibits hereto, sets forth the entire agreement and understanding of the parties hereto with respect to the transactions contemplated hereby, and supersedes all prior agreements, arrangements and understandings related to the subject matter hereof. No understanding, promise, inducement, statement of intention, representation, warranty, covenant or condition, written or oral, express or implied, whether by statute or otherwise, has been made by any party hereto which is not embodied in this Agreement, or in the Schedule 1or exhibits hereto or the written statements, certificates, or other documents delivered pursuant hereto or in connection with the transactions contemplated hereby, and no party hereto shall be bound by or liable for any alleged understanding, promise, inducement, statement, representation, warranty, covenant or condition not so set forth.

     6.4 SURVIVAL OF REPRESENTATIONS. All statements of fact (including financial statements) contained in the Schedule, the exhibits, the certificates or any other instrument delivered by or on behalf of the parties hereto, or in connection with the transactions contemplated hereby, shall be deemed representations and warranties by the respective party hereunder. All representation, warranties agreements and covenants hereunder shall survive the Closing and remain effective regardless of any investigation or audit at any time made by or on behalf of the parties or of any information a party may have in respect thereto. Consummation of the transactions contemplated hereby shall not be deemed or construed to be a waiver of any right or remedy possessed by any party hereto, notwithstanding that such party knew or should have known at the time of Closing that such right or remedy existed.

     6.5 INCORPORATED BY REFERENCE. The Schedule, the exhibits and all documents (including, without limitation, all financial statements) delivered as part hereof or incident hereto are incorporated as a part of this Agreement by reference.

     6.6 REMEDIES CUMULATIVE. No remedy herein conferred upon Purchaser is intended to be exclusive of any other remedy and each and every such remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or otherwise.

     6.7 EXECUTION OF ADDITIONAL DOCUMENTS. Each party hereto shall make, execute, acknowledge and deliver such other instruments and documents, and take all such other actions as may be reasonably required in order to effectuate the purposes of this Agreement and to consummate the transactions contemplated hereby.

     6.8 FINDERS' AND RELATED FEES. Each of the parties hereto is responsible for, and shall indemnify the other against, any claim by any third party to a fee, commission, bonus or other remuneration arising by reason of any services alleged to have been rendered to or at the instance of said party to this Agreement with respect to this Agreement or to any of the transactions contemplated hereby.

     6.9 GOVERNING LAW. This Agreement has been negotiated and executed in the State of California and shall be construed and enforced in accordance with the laws of such state.

     6.10 FORUM. Each of the parties hereto agrees that any action or suit which may be brought by any party hereto against any other party hereto in connection with this Agreement or the transactions contemplated hereby may be brought only in a federal or state court in Orange County, California.

     6.11 BINDING EFFECT AND ASSIGNMENT. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, legal representatives and assigns.

     6.12 COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. In making proof of this Agreement, it shall not be necessary to produce or account for more than one such counterpart.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement, as of the date first written hereinabove.

                         CHINA INDUSTRIAL GROUP, INC., a
                         Colorado corporation  ("PURCHASER")


                         By:  /s/ Benthony Ip
                            ___________________________________
                         Its:  Chief Financial Officer
                             __________________________________


                         VICTORIA MONTREUX, S.A.,
                         a British Virgin Islands corporation  ("COMPANY")


                         By:   /s/ Benthony Ip
                             ____________________________________
                         Its:  Authorized Officer
                             ____________________________________

                                   EXHIBIT A

              DESIGNATION STATEMENT PURSUANT TO SECTION 7-4-102(5)
                          OF COLORADO CORPORATION CODE
                         OF CHINA INDUSTRIAL GROUP, INC.

     VICTORIA LAM and BENTHONY IP, certify that they are the President and Secretary, respectively, of China Industrial Group, Inc., a Colorado corporation (the "Corporation"); that, pursuant to the Corporation's Articles of Incorporation and Sections 7-4-102(3) and 7-4-102(4) of the Colorado Corporation Code, the Board of Directors of the Corporation duly adopted the following resolutions on May__, 1996; and that none of the Series D Preferred Stock has been issued.

     1. The number of shares constituting the Series D Preferred Stock shall be 31,250.

     2. The holders of shares of Series D Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors out of any funds at the time legally available therefor, dividends at the same time and on a parity with holders of common stock, as if on the date immediately prior to the record date for such dividend, the Series D Preferred Stock had been converted into common stock at the Conversion Rate. Each share of Series D Preferred Stock shall rank on a parity with each other share of Series D Preferred Stock with respect to dividends.

     3. The Series D Preferred Stock may be redeemed by the Company at any time within twelve months of its date of issuance (the "Redemption Date") at a redemption price equal to the higher of the closing bid price of the Company's common stock on May 18, 1996 or 90% of the closing bid price of the Company's common stock on the day immediately preceding the Redemption Date, plus any accrued but unpaid dividends, including dividends accrued during the first twelve months after issuance, if any.

     4. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of shares of Series D Preferred Stock shall be entitled to receive from the assets of the Corporation such amount in cash or other property as received by holders of common stock. Each share of Series D Preferred Stock shall rank on a parity with each other share of Series D Preferred Stock and each share of Series D Preferred Stock, with respect to the respective preferential amounts fixed for such series payable upon any distribution of assets by way of liquidation, dissolution, or winding up of the Corporation.

     5. Except as otherwise provided by law, the holders of Series D Preferred Stock shall vote as a class with the holders of common stock and Series D Preferred Stock, and holders of the Series D Preferred Stock shall be entitled to one thousand votes per share (the "Voting Rights") on any matter submitted to the holders of common and Series D Preferred Stock.

          If the Corporation shall at any time subdivide the outstanding shares of common stock without an equivalent subdivision of the Series D Preferred Stock, the Voting Rights then in effect immediately before that subdivision shall be proportionately increased, and, if the Corporation shall at any time combine the outstanding shares of common stock without an equivalent combination of the Series D Preferred Stock, the Voting Rights then in effect immediately before that combination shall be proportionately decreased. Any adjustment under this subsection shall become effective at the close of business on the date the subdivision or combination becomes effective. A dividend on any security of the Corporation payable in common stock of the Corporation shall be considered a subdivision of common stock for purposes of this subsection (f) at the close of business on the record date for the determination of holders of any security entitled to receive such dividend.

     6. The holders of shares of Series D Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

          (a)  RIGHT TO CONVERT.

               (1) Each share of Series D Preferred Stock shall be convertible into Common Stock at the initial conversion rate ("Conversion Rate") of one thousand fully paid and nonassessable shares of Common Stock for each share of Series D Preferred Stock upon submission of the notice of conversion by the holder thereof to the Company. In effecting the conversion, the Corporation shall pay any cumulative dividends accrued and unpaid on the shares being converted in cash.

               (2) No fractional shares of Common Stock shall be issued upon conversion of the Series D Preferred Stock and any shares of Series D Preferred Stock surrendered for conversion which would otherwise result in a fractional share of Common Stock shall be redeemed for the then fair market value thereof as determined by the Corporation's Board of Directors, payable as promptly as possible whenever funds are legally available therefor.

          (b)  ADJUSTMENTS TO CONVERSION RATE.


               (1) STOCK SPLITS AND COMBINATIONS. If the Corporation shall at any time subdivide the outstanding shares of Common Stock without an equivalent subdivision of the Series D Preferred Stock, the Conversion Rate then in effect immediately before that subdivision shall be proportionately increased, and, if the Corporation shall at any time combine the outstanding shares of Common Stock without an equivalent combination of the Series D Preferred Stock, the Conversion Rate then in effect immediately before that combination shall be proportionately decreased. Any adjustment under this Section (b)(1) shall become effective at the close of business on the date the subdivision or combination becomes effective. A dividend on any security of the Corporation payable in Common Stock of the Corporation shall be considered a subdivision of Common Stock for purposes of this Section (b)(1) at the close of business on the record date for the determination of holders of any security entitled to receive such dividend.

               (2) RECLASSIFICATION, EXCHANGE AND SUBSTITUTION. If the Common Stock issuable on conversion of the Series D Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification, or otherwise (other than a subdivision or combination of shares provided for above), the holders of the Series D Preferred Stock shall, upon its conversion, be entitled to receive, in lieu of the Common Stock which the holders would have become entitled to receive but for such change, a number of shares of such other class or classes of stock that would have been subject to receipt by the holders if they had exercised their rights of conversion of the Series D Preferred Stock immediately before that change.

               (3) REORGANIZATIONS, MERGERS, CONSOLIDATIONS OR SALE OF ASSETS. If at any time there shall be a capital reorganization of the Corporation's Common Stock (other than a subdivision, combination, reclassification or exchange of shares provided for elsewhere in this Section
                    (b) or merger of the Corporation into another corporation, or the sale of the Corporation's properties and assets as, or substantially as, an entirety to any other person), then, as a part of such reorganization, merger or sale, lawful provision shall be made so that the holders of the Series D Preferred Stock shall thereafter be entitled to receive upon conversion of the Series D Preferred Stock, the number of shares of stock or other securities or property of the Corporation, or of the successor corporation resulting from such merger, to which holders of the Common Stock deliverable upon conversion of the Series D Preferred Stock would have been entitled on such capital reorganization, merger or sale if the Series A Preferred Stock had been converted immediately before that capital reorganization, merger or sale to the end that the provisions of this paragraph (b)(3) (including adjustment of the Conversion Rate then in effect and number of shares purchasable upon conversion of the Series A Preferred Stock) shall be applicable after that event as nearly equivalently as may be practicable.

          (c) NO IMPAIRMENT. The Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, recapitalization, transfer of assets, merger, dissolution, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provision of this Section 6 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series D Preferred Stock against impairment.

          (d) CERTIFICATE AS TO ADJUSTMENTS. Upon the occurrence of each adjustment or readjustment of the Conversion Rate for any shares of Series D Preferred Stock, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series D Preferred Stock effected thereby a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series D Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Rate at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of such holder's shares of Series D Preferred Stock.

          (e) NOTICES OF RECORD DATE. In the event of the establishment by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, the Corporation shall mail to each holder of Series D Preferred Stock at least twenty (20) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend or distribution and the amount and character of such dividend or distribution.

          (f) RESERVATION OF STOCK ISSUABLE UPON CONVERSION. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of the Series D Preferred Stock such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all then outstanding shares of the Series D Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

          (g) NOTICES. Any notices required by the provisions of this Paragraph (e) to be given to the holders of shares of Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at its address appearing on the books of the Corporation.

     8. Without the consent of holders of no less than a majority of Series D Preferred Stock outstanding, the Corporation shall not issue any additional shares of Preferred Stock with voting, liquidation, preference, redemption or conversion rights equal or senior to those of the Series D Preferred Stock.

Date:
      ------------------------     ------------------------------
                                   Victoria Lam
Date:
      ------------------------     ------------------------------
                                   Benthony Ip


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